Exhibit 4.1
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, GrowGeneration Corp. (the "Company") had one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our restated articles of incorporation (the "Articles of Incorporation") and our amended and restated bylaws (the "Bylaws"), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Colorado Business Corporations Act for additional information.

Authorized Capital Stock

Our Articles of Incorporation currently authorizes our board of directors (the “Board of Directors”) to issue 100,000,000 shares of common stock, par value $0.001 per share.

Common Stock

There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

VStock Transfer, LLC is the transfer agent and registrar for our common stock.

Dividend Rights

The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Colorado Business Corporations Act does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “GRWG.”